                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              BET HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

                              BET HOLDINGS, INC.

                       ONE BET PLAZA, 1900 W PLACE, N.E.
                            WASHINGTON, D.C. 20018
                                (202) 608-2000

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER 12, 1996

                               ----------------

  Dear Shareholder:

  Notice is hereby given that the Annual Meeting of Shareholders of BET Holdings, Inc., a Delaware corporation (the "Company"), will be held at the Anaheim Marriott Hotel, 700 West Convention Way, Anaheim, California 92802 on December 12, 1996 at 9:00 a.m., Pacific Standard Time, for the following purposes:

  1. To elect the Board of Directors of the Company to serve for the ensuing year or until their successors are duly elected and qualified;

  2. To approve the Company's 1997 Employee Stock Purchase Plan;

  3. To ratify the appointment by the Board of Directors of Price Waterhouse, L.L.P., as the Company's independent accountants for the fiscal year ending July 31, 1997; and

  4. To transact any other business which may properly come before the meeting or any adjournment thereof.

  The record date for the determination of shareholders entitled to notice of, and to vote at, the meeting has been set as the close of business on October 28, 1996.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a shareholder any time prior to its use as specified in the enclosed proxy statement.

  The Company's Annual Report for 1996 is enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ Debra L. Lee
                                          Debra L. Lee
                                          President and Chief Operating
                                           Officer

Washington, D.C.
November 11, 1996

                              BET HOLDINGS, INC.

                                PROXY STATEMENT

                                    FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

                               DECEMBER 12, 1996

  This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of BET Holdings, Inc. (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on December 12, 1996 in Anaheim, California at the Anaheim Marriott Hotel, 700 West Convention Way, Anaheim, California 92802 at 9:00 a.m. Pacific Standard Time, and any adjournment thereof. All shareholders are encouraged to attend in order to assure maximum participation and to expedite the proceedings.

  At the Annual Meeting, shareholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares will only be voted when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. If no instructions are specified in your proxy, your proxy will be voted in favor of the election of the nominees indicated herein to the Board of Directors, for the approval of the Company's 1997 Employee Stock Option Plan and for the ratification of the appointment of Price Waterhouse, L.L.P., as the Company's independent accountants.

  You may revoke your proxy at any time prior to its being voted at the Annual Meeting by delivering a duly executed proxy with a later date or by delivering written notice of revocation to the Secretary of the Company prior to the day of the Annual Meeting or by appearing and voting in person at the Annual Meeting.

  No solicitation is planned other than the mailing of this proxy material to shareholders. It is anticipated that this proxy statement and accompanying proxy will first be mailed to the Company's shareholders on or about November 11, 1996. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. The complete mailing address of the principal executive offices of the Company is One BET Plaza, 1900 W Place, N.E., Washington, D.C. 20018.

                                 VOTING SHARES

  Only shareholders of record as of the close of business on October 28, 1996 will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on October 28, 1996, the Company had outstanding 10,125,205 shares of Class A Common Stock, par value $.02 per share (the "Class A Stock"), 1,831,600 shares of Class B Common Stock, par value $.02 per share (the "Class B Stock"), and 4,820,000 shares of Class C Common Stock, par value $.02 per share (the "Class C Stock") (the Class A Stock, Class B Stock and Class C Stock, collectively, the "Common Stock").

  Except as to the election of members of the Board of Directors and as otherwise required by Delaware law, all three classes vote together as a single class, with holders of Class A Stock entitled to one vote per share and holders of Class B Stock and Class C Stock entitled to 10 votes per share. Holders of Class A Stock, voting separately as a class, are entitled to elect 25% of the members of the Board of Directors (currently two directors). Holders of Class B Stock and Class C Stock, voting together as a class, are entitled to elect the remaining members of the Board of Directors to be elected at the Annual Meeting.

  The presence in person or by proxy of the holders of at least a majority of the combined voting power of the outstanding Class A Stock, Class B Stock and Class C Stock entitled to vote at the Annual Meeting shall constitute a quorum. Broker non-votes and shares as to which a shareholder abstains are included in determining whether there is a quorum at the Annual Meeting. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such matter.

  So long as a quorum is present at the Annual Meeting: (i) the affirmative vote of a plurality of the shares of the Class A Stock present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of the directors to be elected by the holders of the Class A Stock and (ii) the affirmative vote of a plurality of the shares of the Class B and Class C Stock, voting together as a single class, present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of the remaining directors. No class is entitled to vote cumulatively for the election of directors. The affirmative vote of a majority of the combined voting power of the holders of the Common Stock, voting together as a single class, present at the Annual Meeting in person or by proxy, and entitled to vote, is required for approval of the Company's 1997 Employee Stock Purchase Plan, and for ratification of the appointment of Price Waterhouse, L.L.P., as independent accountants. Shares as to which a shareholder abstains are considered shares entitled to vote on the applicable proposal and are included in determining whether such proposal is approved, i.e., an abstention would have the effect of a vote against the applicable proposal. On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. Accordingly, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

                             ELECTION OF DIRECTORS

PROPOSAL NO. 1

  Under the terms of the Company's Restated Articles of Incorporation, the holders of Class A Stock, voting separately as a class, are entitled to elect 25% of the directors of the Company to be elected at every meeting of shareholders called for the election of directors. If 25% of the number of directors to be elected at such a meeting is not a whole number, then the holders of Class A Stock are entitled to elect the next higher whole number of directors to be elected. The holders of Class B Stock and Class C Stock, voting together as a class, are entitled to elect the remaining directors of the Company.

  Seven directors have been nominated to be elected by the shareholders of the Company at the Annual Meeting to hold office until the 1997 Annual Meeting of Shareholders or until their respective successors have been elected and qualified. Accordingly, at the 1996 Annual Meeting, the holders of Class A Stock, voting separately as a class, will vote to elect two directors, and the holders of Class B Stock and Class C Stock, voting together as a class, will vote to elect five directors.

  Peter R. Barton and Herbert P. Wilkins, Sr. have been designated by the Board as the nominees to be elected by the holders of Class A Stock. Their election requires an affirmative vote of a plurality of the shares of the Class A Stock, voting separately as a class, present at the Annual Meeting in person or by proxy, and entitled to vote. It is intended that proxies granted by shareholders in the form enclosed will be voted, unless otherwise directed, in favor of electing such nominees. Election of the remaining five nominees, Robert L. Johnson, Dr. John C. Malone, Denzel Washington, Delano E. Lewis and Sheila Crump Johnson, requires the affirmative vote of a plurality of the shares of the Class B Stock and Class C Stock, voting together as a single class, present at the meeting in person or by proxy, and entitled to vote.

  The following is a brief description of the business experience of each of the nominees for director during the past five years.

  To Be Elected by the Holders of Class A Stock:

                             DIRECTOR
          NAME           AGE  SINCE                        DESCRIPTION
          ----           --- --------                      -----------
Peter R. Barton.........  45   1992   Mr. Barton has served as President and a director of
                                       Liberty Media Corporation since 1990. From 1986 to
                                       1988 Mr. Barton served as President of Cable Value
                                       Network during which time he also served as a con-
                                       sultant to Tele-Communications, Inc. ("TCI") and a
                                       director of QVC Network, Inc. From 1988 to March
                                       1991, Mr. Barton served as Senior Vice President of
                                       TCI. Mr. Barton was appointed as a director of the
                                       Company and of Black Entertainment Television, Inc.
                                       ("BET") in January 1992. Mr. Barton serves on the
                                       board of directors of Turner Broadcasting System,
                                       Inc. and Home Shopping Network.

Herbert P. Wilkins, Sr. . 54   1991   Since 1990, Mr. Wilkins has been the President of
                                       W&J Management Company, Inc., which manages a group
                                       of minority oriented venture capital funds, includ-
                                       ing Syndicated Communications, Inc., Syncom Capital
                                       Corporation, and Syndicated Communications Venture
                                       Partners II, L.P. From 1977 to 1989, Mr. Wilkins
                                       served as President of Syndicated Communications,
                                       Inc. He has also been a director of District Cable-
                                       vision, Inc. since 1982. Of the funds managed by
                                       W&J Management Company, Inc., Syndicated Communica-
                                       tions, Inc. is a shareholder of District Cablevi-
                                       sion, Inc. ("DCI"). Mr. Wilkins is a member of the
                                       Compensation Committee and the Audit Committee of
                                       the Board of Directors of the Company and has
                                       served as a director of BET since 1983.

  To Be Elected by the Holders of ClassiBnStockgandSClassyCnStock


                             DIRECTOR
          NAME           AGE  SINCE                        DESCRIPTION
          ----           --- --------                      -----------
Robert L. Johnson.......  50   1991   Mr. Johnson founded BET, the Company's primary oper-
                                       ating subsidiary, in 1979. Mr. Johnson has served
                                       as President, Chief Executive Officer and a direc-
                                       tor of BET since its creation. Since 1991 Mr. John-
                                       son also served as the Chairman of the Board of Di-
                                       rectors. Since 1991, Mr. Johnson also served as
                                       Chief Executive Officer of the Company and has
                                       served as its President from 1991 until March,
                                       1996. Mr. Johnson is also the Chairman of District
                                       Cablevision, Inc., a Washington, D.C. cable system
                                       operating company which he founded in 1980, and has
                                       served as a director of Liberty Media Corporation
                                       since December 1991. Since January 1994, Mr. John-
                                       son has served as a director of Hilton Hotels Cor-
                                       poration.

John C. Malone, Ph.D....  55   1991   Since 1973, Dr. Malone has served as President and
                                       Chief Executive Officer of TCI, the largest
                                       owner/operator of cable television systems in the
                                       United States. Dr. Malone has also served as the
                                       Chairman and a director of Liberty Media Corpora-
                                       tion since 1991, and is a director of a variety of
                                       other affiliates of TCI, The Bank of New York and
                                       Discovery Communications, Inc. Dr. Malone has
                                       served as a director of BET since 1979 and as its
                                       Chairman from 1979 to 1991.

                             DIRECTOR
          NAME           AGE  SINCE                        DESCRIPTION
          ----           --- --------                      -----------
Denzel Washington.......  41   1996   In September 1996, Mr. Washington was elected by the
                                       Company's Board to fill a vacancy created by the
                                       resignation of Mr. Jeffrey L. Bewkes, who resigned
                                       from the Board in December 1995 following the
                                       Company's repurchase of all of the Class A and
                                       Class B Common Stock beneficially owned by Time
                                       Warner, Inc. Mr. Washington is an Academy Award
                                       winning and critically acclaimed feature film ac-
                                       tor. Mr. Washington also serves as director of the
                                       Sundance Institute.

Delano E. Lewis.........  58   1994   Mr. Lewis has been President and Chief Executive Of-
                                       ficer of National Public Radio since January 1994.
                                       From January 1990 to January 1994, Mr. Lewis served
                                       as Chief Executive Officer of C&P Telephone Compa-
                                       ny, a subsidiary of Bell Atlantic. From July 1988
                                       to January 1990, Mr. Lewis was President of C&P
                                       Telephone Company. Mr. Lewis also serves as a di-
                                       rector of Colgate Palmolive, GEICO Insurance Compa-
                                       ny, Apple Computer, Inc. and Halliburton Company.
                                       Mr. Lewis is a member of the Compensation Committee
                                       and the Audit Committee.

Sheila Crump Johnson....  47   1991   Since September 1992, Mrs. Johnson has served as Ex-
                                       ecutive Vice President, Corporate Affairs of the
                                       Company. From September 1991 to September 1992, she
                                       served as Vice President, Corporate Affairs of the
                                       Company. Since 1979 she has served as a director of
                                       BET and, since 1990, as Vice President, Corporate
                                       Affairs of BET. Prior to 1990, Mrs. Johnson was a
                                       lecturer and author in the area of early childhood
                                       music education.

  Robert L. Johnson and Sheila Crump Johnson are married to one another. No other family relationships exist among any executive officers or directors of the Company.

  There is a shareholders' agreement among the Company, Mr. Johnson, TW/BET Holding Co. ("TW/BET") and LMC BET, Inc. dated November 6, 1991 which states that as long as Mr. Johnson, TW/BET and LMC BET, Inc. each continue to hold not less than 1,500,000 shares of Class B Stock or Class C Stock, each such shareholder will have the right to designate one nominee to the Board of Directors and that each such other shareholder will use his or its best efforts to cause the election of the nominee of such shareholder. In December 1995, the Company repurchased 1,518,300 shares of Class A and 1,518,300 shares of Class B Common Stock owned by TW/BET, after which TW/BET ceased to be a shareholder and no longer has a nominee serving on the Board. Mr. Barton is the nominee of LMC BET, Inc. Pursuant to the agreement among the shareholders described above, the remaining shareholders, Mr. Johnson and LMC BET, Inc. are required to vote their shares of Class A Stock in favor of Mr. Barton's election to the Board of Directors. Since such shareholders hold more than a majority of the shares of outstanding Class A Stock, the Company expects that Mr. Barton will be elected as a director by the holders of the Class A Stock. Mr. Lewis is the nominee of Mr. Johnson.

  The Board of Directors expects that each of the nominees will be available to stand for election and serve as a director. In the event a nominee or nominees is unable to stand for election, the proxies will be voted for a substitute nominee or nominees named by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL ONE.
                                                             ---

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Company has a standing Audit Committee and Compensation Committee. The Company does not have a standing nominating committee. Each director, while acting as director, attended at least 75% of the total number of meetings held by the Board of Directors and Committees of the Board on which he or she served.

  During the last fiscal year, the Board of Directors held three meetings.

  In fiscal 1996, the Compensation Committee held two meetings. The Compensation Committee's functions are to (1) establish the salary of and review the benefit programs (including pensions) for the Chief Executive Officer and set the salaries of and review the benefit programs for those corporate officers who report directly to the Chief Executive Officer; (2) review, approve, recommend and administer the Company's incentive compensation and stock option plans and certain other compensation plans; and (3) approve certain employment contracts. The Compensation Committee consists of Herbert
P. Wilkins, Sr. and Delano E. Lewis.

  In fiscal 1996, the Audit Committee met one time. The Audit Committee's functions are to (1) recommend the appointment of independent accountants; (2) review the arrangements and the scope of the audit by independent accountants;
(3) review the independence of the independent accountants; (4) review with the independent accountants the adequacy of the system of internal controls and any proposed corrective actions; and (5) discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters. The Audit Committee consists of Herbert P. Wilkins, Sr. and Delano E. Lewis.

                           COMPENSATION OF DIRECTORS

  Directors of the Company currently receive $25,000 per annum as compensation for attending meetings of the Board, reimbursement for travel and out-of-pocket expenses incurred in connection with Board meetings and otherwise with respect to their duties as directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information with respect to the beneficial ownership of the Company's Class A Stock, Class B Stock and Class C Stock as of October 28, 1996 by each person known to the Company to own beneficially more than 5% of the outstanding shares of any class of the Common Stock. The persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

                          CLASS A STOCK     CLASS B STOCK  CLASS C STOCK
                          ----------------- ------------- --------------- PERCENT OF VOTE OF
                          NUMBER OF         NUMBER OF     NUMBER OF         ALL CLASSES OF
NAME OF BENEFICIAL OWNER   SHARES      %(A)  SHARES    %   SHARES     %    COMMON STOCK(A)
------------------------  ---------    ---- --------- --- --------- ----- ------------------
Robert L. Johnson(b)....  2,244,475(c) 21.8         0 0.0 4,820,000 100.0        65.7
Tele-Communications,
 Inc.(d)................  1,831,600(e) 18.1 1,831,600 100         0   0.0        26.3
GAMCO Investors, Inc.
 et al.(f)..............  1,242,350    12.3         0 0.0         0   0.0         1.6
Capital Group Cos., Inc.
 et al & affiliates(g)..    662,100     6.5         0 0.0         0   0.0           *

--------
 *  Less than one percent (1%)
(a) Shares issuable upon exercise of options that are exercisable currently or within the next sixty days are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person.
(b) The business address for such person is One BET Plaza, 1900 W Street,
    N.E., Washington, D.C. 20018.
(c) Includes 80,800 shares of Class A Stock which are subject to purchase upon exercise of options, 79,600 shares of Class A Stock owned beneficially by Sheila Crump Johnson, Mr. Johnson's wife, of which 79,500 shares are subject to purchase upon exercise of options. Mr. Johnson disclaims beneficial ownership of all shares owned by his wife. Excludes Class A
    Stock issuable upon conversion of Class C Stock, which is convertible into Class A Stock on a one for one basis, and is entitled to 10 votes per Share, since such Class C Stock is shown separately above. If such Class C Stock were converted into Class A Stock, Mr. Johnson would beneficially own 46.8% of such Class A Stock.
(d) Based solely on information contained in its report on Schedule 13D filed August 15, 1994 relative to ownership in the Company's Common Stock as of August 4, 1994. The business address for such person is 5619 DTC Parkway, Englewood, Colorado 80111. The record holder of these shares is LMC BET, Inc., a wholly-owned subsidiary of Liberty Media Corporation. Peter R. Barton is the nominee of LMC BET, Inc. for the Company's Board of Directors. Mr. Barton is the President of Liberty Media Corporation, a wholly-owned subsidiary of TCI. John C. Malone, Ph.D., a director of the Company, is a director and the Chairman of the Board of Liberty Media Corporation.
(e) Excludes Class A Stock issuable upon conversion of Class B Stock, which is convertible into Class A Stock on a one for one basis. If such Class B
    Stock were converted into Class A Stock, Tele-Communications, Inc. would beneficially own 30.6% of the Class A Stock.
(f) Based solely on information contained in Amendment No. 5 to report on
    Schedule 13D dated September 11, 1996 relative to ownership in the Company's Class A Stock as of June 30, 1996. The shares listed consist of shares held by Gabelli Funds, Inc. (251,000), GAMCO Investors, Inc. (989,850), and Gabelli Asset Management Company International Advisory (1,500), Mr. Mario Gabelli is deemed to have beneficial ownership of all such shares, and Gabelli Funds, Inc. is deemed to have beneficial ownership of all such shares. The business address for such persons is One Corporate Center, Rye, New York 10580-1434. Of the 1,242,350 shares of
    Class A Stock reported, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc. does not have authority to vote 14,500 of the reported shares, and except that Gabelli Funds, Inc. which currently provides management services for various funds which are registered investment companies (the "Funds") has sole dispositive and voting power with respect to the 251,000 shares held by the Funds, so long as the aggregate voting interest of all joint filers does not exceed 25% of their voting interest in the Company and in that event, each of the Funds shall respectively vote that Fund's shares, and except that, at any time, each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and except that the power of Mr. Gabelli and Gabelli Funds, Inc. is indirect with respect to the Shares beneficially owned directly by the other entities.
(g) Based solely upon information contained in their report on Schedule 13G dated February 9, 1996 filed jointly by The Capital Group Companies, Inc., Capital Research and Management Company and SMALL CAP World Fund, Inc. relative to ownership in the Company's Common Stock as of February 9, 1996. Capital Research and Management Company, a wholly owned subsidiary of The Capital Group Companies, Inc., serves as investment adviser to SMALLCAP World Fund, Inc. The business address for such person is 333
    South Hope Street, Los Angeles, California 90071. Capital Research and Management Company has sole dispositive power over the 662,100 shares and SMALLCAP World Fund, Inc. has sole voting power over the 662,100 shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of the Common Stock by each of the Company's directors and nominees, each executive officer named in the Summary Compensation Table, and by all executive officers, directors and nominees of the Company as a group as of October 28, 1996. Under the rules of the Securities and Exchange Commission, generally, a person is deemed to be a "beneficial owner" of a security if he has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. Thus, more than one person may be deemed a beneficial owner of the same security. Except as otherwise indicated, each person listed below has informed the Company that such person has (i) sole voting and investment power with respect to such person's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such person's shares of stock.

                              CLASS A STOCK  CLASS B STOCK  CLASS C STOCK
                              -------------- ------------- ---------------
                              NUMBER OF      NUMBER OF     NUMBER OF
  NAME OF BENEFICIAL OWNER     SHARES   %(A)  SHARES    %   SHARES     %
  ------------------------    --------- ---- --------- --- --------- -----
Robert L. Johnson(b)......... 2,244,475 21.8      0      * 4,820,000 100.0
Peter R. Barton(c)...........     5,000    *      0      *         0     *
Jeffrey L. Bewkes(d).........         0    *      0      *         0     *
William Gordon(e)............   135,000  1.3      0      *         0     *
Sheila Crump Johnson(f)......    79,600    *      0      *         0     *
John C. Malone, Ph.D.(g).....         0    *      0      *         0     *
Denzel Washington(h).........         0    *      0      *         0     *
Herbert P. Wilkins, Sr.(i)...    60,445    *      0      *         0     *
Delano E. Lewis(j)...........         0    *      0      *         0     *
James A. Ebron(k)............   136,800  1.3      0      *         0     *
Debra L. Lee(l)..............   167,100  1.6      0      *         0     *
Janis P. Thomas(m)...........   167,000  1.6      0      *         0     *
All Directors, Officers and
 Nominees as a Group(n)...... 3,191,515 28.6      0      * 4,820,000 100.0

--------
  * Less than one percent (1%).
(a) Shares issuable upon exercise of options that are exercisable currently or within the next sixty days are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person.
(b) Includes 80,800 shares of Class A Stock which are subject to purchase upon exercise of options, 79,600 shares of Class A Stock owned by Sheila Crump Johnson, Mr. Johnson's wife, of which 79,500 shares are subject to purchase upon exercise of options. Mr. Johnson disclaims beneficial ownership of all shares owned by his wife. Excludes Class A Stock issuable upon conversion of Class C Stock, which is convertible into Class A Stock on a one for one basis, and is entitled to 10 votes per Share, since such Class C Stock is shown separately above. If such Class C Stock were converted into Class A Stock, Mr. Johnson would beneficially own 46.8% of such Class A Stock. By virtue of his ownership of the Class A Stock and the Class C Stock, Mr. Johnson is entitled to cast 65.7% of the vote cast at the meeting.
(c) Mr. Barton is LMC BET, Inc.'s nominee for the Company's Board of
    Directors. Mr. Barton is the President and a director of Liberty Media Corporation, a wholly-owned subsidiary of TCI. Mr. Barton disclaims beneficial ownership of 1,831,600 shares of Class A Stock and 1,831,600 shares of Class B Stock owned of record by LMC BET, Inc. (a wholly-owned subsidiary of Liberty Media Corporation) and beneficially owned by TCI, none of which have been attributed to him in the table.
(d) Mr. Bewkes who was the nominee of TW/BET pursuant to the Shareholders agreement between the Company, Mr. Johnson and LMC BET resigned as a director effective December, 1995 following the Company's repurchase of all Class A and Class B Common Stock beneficially owned by Time Warner.
(e) Includes 135,000 shares of Class A Common Stock subject to purchase upon exercise of options by Mr. Gordon.
(f) Excludes shares of Common Stock owned by Robert L. Johnson, Mrs. Johnson's husband, as to which Mrs. Johnson disclaims beneficial ownership. Includes 79,500 shares of Class A Common Stock which are subject to purchase upon exercise of options.
(g) Dr. Malone is a director and Chairman of the Board of Liberty Media Corporation, a wholly-owned subsidiary of TCI. Dr. Malone disclaims beneficial ownership of 1,831,600 shares of Class A Stock and 1,831,600 shares of Class B Stock owned of record by LMC BET, Inc. (a wholly-owned subsidiary of Liberty Media Corporation) and beneficially owned by TCI, none of which have been attributed to him in the table.
(h) Mr. Washington was elected to serve on the Board in September 1996 to fill a vacancy created by the resignation of Mr. Jeffrey Bewkes following the Company's repurchase of all Class A and Class B Common Stock beneficially owned by Time Warner, Inc. at that time.
(i) Includes 60,000 shares of Class A Stock held by Syndicated Communications Venture Partners II, L.P., as to which Mr. Wilkins has shared voting power. Mr. Wilkins is the President of W&J Management Company, Inc., which manages such limited partnership.
(j) Mr. Lewis is Mr. Johnson's nominee for the Company's Board of Directors.
(k) Includes 136,800 shares of Class A Stock subject to purchase upon exercise of options by Mr. Ebron.
(l) Includes 167,000 shares of Class A Common Stock subject to purchase upon exercise of options by Ms. Lee and 100 shares of Class A Stock held by her spouse, with respect to which Ms. Lee disclaims beneficial ownership.
(m) Includes 167,000 shares of Class A Common Stock subject to purchase upon exercise of options by Ms. Thomas.
(n) Excludes shares of Class A Stock and Class B Stock which have not been attributed to any director in the table and Class A Stock issuable upon conversion of Class C Stock. Includes 1,041,795 shares of Class A Stock, which are subject to purchase upon exercise of options. Ownership of the Class A Stock and the Class C Stock by the directors, officers and nominees as a group entitle them to cast 66.2% of the vote cast at the meeting.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides certain summary information concerning compensation paid or accrued for the last three complete fiscal years ended July 31, 1996 to or on behalf of the Company's chief executive officer and the four other most highly paid executive officers of the Company during fiscal year 1996 for services in all capacities for the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                           ------------------------------
                                          ANNUAL COMPENSATION                AWARDS
                             --------------------------------------------- -----------
                                                                           SECURITIES
                                                           OTHER ANNUAL    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)(2) COMPENSATION($)(3) OPTIONS (#) COMPENSATION($)(4)
---------------------------  ---- --------- ----------- ------------------ ----------- ------------------
Robert L. Johnson(1)         1996  625,039    261,250        147,600               0         95,456
 President, Chairman         1995  581,182    288,691          9,820         172,000        169,730
 and CEO                     1994  536,240    232,750              0               0        168,530

Debra L. Lee                 1996  227,771    243,925              0               0          4,750
 President and Chief         1995  196,419    134,774          7,998          85,000          4,620
 Operating Officer           1994  189,363    100,108              0          35,000          5,900

James A. Ebron               1996  248,113    123,925              0               0          9,458
 Executive Vice              1995  227,941    159,103          9,380          85,000          9,143
 President, Media            1994  221,422     95,611              0          35,000          7,934
 Sales

William Gordon               1996  229,187    123,925              0               0          4,750
 Executive Vice              1995  193,769    133,684          9,365          85,000          4,620
 President Chief             1994  186,514     94,669              0          35,000          4,620
 Financial Officer

Janis P. Thomas              1996  225,614    123,925              0               0          5,079
 Executive Vice              1995  192,866    133,684          7,811          85,000          3,446
 President, Marketing        1994  203,723     94,669              0          35,000          1,700
 and Merchandise

--------
(1) Includes for Mr. Johnson director's fees paid for each fiscal year, but excludes salary, director's fees, bonus, options and other amounts paid or accrued to or on behalf of Mrs. Johnson in each fiscal year.
(2) Includes Christmas bonuses for 1995 and 1994. Includes for Mr. Johnson amounts earned under the President's Incentive Plan for 1995 and under the Executive Incentive Plan for 1994. Includes for Messrs. Ebron and Gordon, and Ms. Lee and Ms. Thomas amounts earned under the Executive Incentive Plan for 1995 and 1994. Includes amounts earned under Special Retroactive Bonus program in fiscal 1994 and 1995 for Messrs. Ebron and Gordon, and for Ms. Lee and Ms. Thomas.
(3) Includes for fiscal 1995 amounts reimbursed for the payment of taxes on benefits.
(4) Includes the following: (a) Payment by the Company of annual premiums of $95,456 during 1996, $169,730 paid during 1995 and $168,530 paid during
    1994 for Split-Dollar Life insurance policies for Mr. Johnson. The Company is entitled to recover all premiums paid by the Company from any amounts paid by the insurer on such Split-Dollar Life insurance policies, and the Company has retained a collateral interest in each policy to the extent of the premiums paid by the Company with respect to such policy.
    (b) Contributions in 1996 by the Company pursuant to the Black Entertainment Television, Inc. 401(k) Plan for Mr. Ebron ($4,935), Ms. Lee ($4,750), Mr. Gordon ($5,079) and Ms. Thomas ($5,079). Contributions in 1995 by the Company pursuant to the Black Entertainment Television, Inc. 401(k) Plan for Mr. Ebron ($4,620), Ms. Lee ($4,620), Mr. Gordon ($4,620)
    and Ms. Thomas ($3,446). Contributions in 1994 by the

   Company pursuant to the Black Entertainment Television, Inc. 401(k) Plan for Mr. Ebron ($4,230), Ms. Lee ($5,900), Mr. Gordon ($4,620) and Ms. Thomas ($1,700). (c) Includes in 1996, 1995, and 1994 below market interest of $4,523, $4,523 and $3,704, respectively, attributable to loans made by the Company to Mr. Ebron.

                       STOCK OPTION GRANTS IN FISCAL 1996

  No stock options were granted during fiscal year 1996 to the named executive officers.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                   AND VALUE OF OPTIONS AT END OF FISCAL 1996

  The following table provides certain information on unexercised options held by the named executive officers and their value as of July 31, 1996.

                         NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                              END OF FISCAL 1996(#)            END OF FISCAL 1996($)(1)
                         -----------------------------------   -------------------------
NAME                      EXERCISABLE       NONEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     ---------------   -----------------   ----------- -------------
Robert L. Johnson.......            80,800            103,200  $  554,800    $696,600
James A. Ebron..........           136,800             83,200   1,408,950     711,800
William Gordon..........           135,000             82,000   1,220,000     666,320
Debra L. Lee............           167,000             65,000   1,702,700     508,050
Janis Thomas............           167,000             65,000   1,702,700     508,050

--------
(1) These amounts represent the excess of the fair market value of the Class A Common Stock of $24.50 per share as of July 31, 1996, above the exercise price of the options.

PERFORMANCE GRAPH

  The following Performance Graph shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Performance Graph by reference.

  The following graph compares the cumulative total shareholder returns to the holders of Class A Stock from October 30, 1991 through the end of fiscal 1996 to the Standard & Poor's 500 Stock Index and the Standard & Poor's Broadcast and Media Index. On October 30, 1991, the Company "went public" with its Class A Stock at $17 per share and it began trading on the New York Stock Exchange. The Company has selected the initial offering price for the Class A Stock on October 30, 1991 as the measuring point for purposes of preparing the 1996 Performance Graph. Total return values were calculated assuming reinvestment of dividends. The shareholder return shown on this graph is not necessarily indicative of future performance.

                              BET HOLDINGS, INC.
                      Total Cumulative Shareholder Return
                      For the Period Ended July 31, 1996

                           [LINE GRAPH APPEARS HERE]

----------------------------------------------------------------------------------------------------------------------
                     October 30, 1991   July 31, 1992   July 31, 1993   July 31, 1994   July 31, 1995   July 31, 1996
----------------------------------------------------------------------------------------------------------------------
BET Holdings, Inc.        100.00             97.79          100.00          88.97           104.41          144.11
----------------------------------------------------------------------------------------------------------------------
S&P 500                   100.00            110.42          120.06         126.25           159.22          165.60
----------------------------------------------------------------------------------------------------------------------
S&P Broadcast Media       100.00            110.43          142.77         168.68           213.34          168.00
----------------------------------------------------------------------------------------------------------------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee's functions include the establishment and review of salary and benefit programs for the Company's CEO and other executive officers; the review, approval, recommendation and administration of the Company's incentive compensation and stock option plans and certain other compensation plans; and the approval of employment contracts for executive officers, key personnel or consultants. The Committee annually reviews and approves the compensation of the Company's executive officers. From time to time the Committee may consider recommendations from the Company's Chief Executive Officer regarding appropriate levels of compensation. During fiscal 1996, the Compensation Committee ("Committee") was composed of two non-employee directors, Herbert P. Wilkins, Sr., and Delano E. Lewis.

  This report has been prepared pursuant to the rules adopted by the Securities and Exchange Commission in October 1992 with respect to disclosure of executive compensation. Under the disclosure rules, the Committee is required to report to shareholders the Company's policies regarding executive compensation and their relationship to the Company's performance. This report shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

GENERAL COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

  The compensation of executive officers is intended to attract, attain and reward individuals whose services are essential to the success of the Company's operations while also providing a reasonable relationship between such compensation and the return on investment to the Company's shareholders as reflected by appreciation in the price of the Company's stock. To realize these goals, the Company employs various means which are detailed below.

  BASE SALARY. In determining base annual salaries of executive officers, the Committee considers industry and market rates of compensation for business executives with comparable experience and skills considered necessary for the continued growth of the Company. In assessing such market rates, the Committee considers from time to time executive compensation surveys generated by various associations or provided by the Committee's own independent consultants that compare the compensation packages of similarly situated executives of companies of comparable size or engaged in comparable lines of business. The most recent such survey was completed in fiscal 1991 and resulted in approval of the special retroactive bonus described below. That survey compared the Company with sixteen other cable and broadcast network companies.

  INCENTIVE AND OTHER CASH BONUSES. All executive officers are eligible to receive cash bonuses under the Company's Incentive Plan and at the discretion of the Committee. In addition, the President is eligible to receive a cash bonus under the Incentive Plan for the President (the "President's Incentive Plan"), which was approved by the shareholders at the 1994 Annual Meeting.

  The purpose of the Incentive Plan is to motivate executive officers to achieve annual performance goals and encourage their retention. The Committee administers the Incentive Plan as it relates to the President (the Chief Executive Officer). Under the Incentive Plan, the Committee is responsible for establishing annual performance goals for the Company and communicating them to the President. If these goals are reached, the President is entitled to receive a cash bonus equal to 50% of his base salary. In certain instances, if the goals are not attained, the President may be entitled to receive an adjusted bonus. A bonus awarded to the President under the Incentive Plan is payable to the President as soon as possible after the year-end financial results for the Company are confirmed by the Committee.

  The President administers the Incentive Plan as it relates to all other executive officers, including the establishment of corporate and individual performance goals for the year, taking into account the duties, responsibilities and performance of each executive officer, such officer's present and potential contributions to the growth and success of the Company and other factors the President deems relevant. A cash bonus is awarded to each executive officer who achieves at least 90% of his performance goals. The amount of the bonus varies and ranges from 20% of the executive officer's annual base salary if 90% of his performance goals are achieved, to a maximum of 60% of such officer's annual base salary if more than 125% of such goals are reached. The Incentive Plan provides that executive officers who have earned a bonus under the Incentive Plan during the fiscal year are entitled to receive such bonus as soon as the Company's year-end financial results are confirmed by the President. Each executive officer, however, is permitted to make an irrevocable election during the first quarter of the relevant fiscal year whether to receive the full amount of any bonus that may be earned for such fiscal year as soon as possible after the year-end financial results for the Company are confirmed by the President or to receive one-half of the bonus at that time and to have the remaining one-half placed in an accrual account until the earlier of the executive officer's death, disability, or retirement. The portions of any bonuses placed in an accrual account will be subject to an imputed interest rate to be determined from time to time by the President in his sole discretion but will be based on a rate which is two percent (2%) less than the interest rate available to the Company on its short-term investments. Interest on such accrued accounts will accrue each year from the date such bonus was earned by the executive officer until such amounts are distributed to the executive officer. Awards are subject to forfeiture in certain cases following the termination of employment for cause such as engaging in willful misconduct or the commission of a fraud or a felony in connection with the executive officers' employment.

  The Committee also has authority to award cash bonuses to executive officers from time to time in its discretion based on the Company's overall financial performance and the performance of particular executive officers in achieving individual department goals with respect to their management and control of departmental operating budgets. Discretionary bonuses may be awarded at any time, but have historically been awarded at Christmas or as year-end bonuses.

  In addition, certain executive officers are entitled to receive a special retroactive bonus ("SRA Bonus") intended to equalize total compensation paid to them during fiscal 1985 through fiscal 1993 with that paid during the same period to similar executive officers of companies comparable to BET. The Board of Directors authorized the SRA Bonus in March 1991 based on the results of a 1991 study by an independent consulting firm of compensation paid to executive officers with similar responsibilities to the Company's executive officers in certain other cable and broadcast network companies. The SRA Bonus is payable in two equal installments. The first installment was payable on August 1, 1993 and the second installment was payable on August 1, 1995, subject to the continued employment of such executive officers with the Company.

  The purpose of the President's Incentive Plan is to encourage outstanding performance by the President and to motivate the President to achieve the Company's annual strategic and financial goals. The Committee administers the President's Incentive Plan. Under the President's Incentive Plan, the Committee must establish performance goals applicable to each fiscal year in writing no later than ninety (90) days after the beginning of such fiscal year. Each performance goal must identify one or more business criteria to be monitored during the fiscal year. Such business criteria include any of the following: income before income taxes and extraordinary items, net income, earnings, earnings per share, debt reduction, return on investment, cash flow (EBITDA), revenue, return on equity, subscriber revenue, network ratings and advertising revenue. For each business criteria identified, the Committee must also include a target level of performance that must be achieved in order for a performance goal to be treated as having been attained for the fiscal year. The Committee may identify one or more business criteria, alone or in any combination, and together or in the alternative, on which to base the performance goals. In establishing performance goals for the President, the Committee seeks to establish goals which will motivate high performance by the President. However, at the time the Committee establishes such goals, they must be substantially uncertain with respect to the likelihood of achievement during the fiscal year.

  The maximum amount of the award under the President's Incentive Plan for a fiscal year is determined by the Committee at the time it establishes performance goals for such fiscal year, although the maximum award payable for any fiscal year is $1 million. The Committee has the discretion to reduce the amount of an award otherwise payable to the President. A bonus awarded under the President's Incentive Plan is payable after the completion of the fiscal year following the determination and certification by the Committee that the performance goal or goals for such year have been attained. Under no circumstances may an award be paid for a fiscal year if none of the performance goals for the period have been attained.

  EQUITY BASED INCENTIVES. To more evenly align the interest of the Company's executive officers with those of the Company's shareholders, the Company has established equity based incentives. Such equity based incentives are intended to motivate executive officers to improve the long-term market performance of the Company's stock through their own performance as well as to inspire long-term commitment to the Company.

  Equity based incentives are granted under the Company's 1991 Executive Stock Option Plan, as amended and restated as of August, 1994 and further amended as of December 1, 1995 (the "Option Plan"), which is administered by the Committee. Currently, the Option Plan provides that up to three million shares of Class A Stock may be granted as stock options (either non-qualified or incentive, as defined in section 422 of the Internal Revenue Code of 1986, as amended) or stock appreciation rights ("SARs") to key employees of the Company, as determined by the Committee. The Committee has full discretion in determining the number and terms of options and/or SARs that are granted. The Committee generally takes into account the relative seniority, experience and compensation levels of each recipient in determining grants. In the past, the Committee has granted only options under the Option Plan.

  The terms of options, including the price, vesting schedule and exercisability, are determined at the time of grant. The vesting and exercisability of options may be accelerated under the Option Plan following termination of employment as a result of death, disability or retirement or in the event of a change of control of the Company. Vested options generally are exercisable for ten years from the date of grant or three months after the cessation of employment (twelve months if the cessation results from death, disability or retirement), whichever is less. Certain other conditions apply to incentive stock options.

SECTION 162(M)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993 and effective for the Company's fiscal years beginning on and after August 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to its chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of section 162(m) is not subject to the $1 million deduction limitation.

  The Committee will continue to evaluate Section 162(m) but presently intends to qualify compensation as performance-based to the extent feasible and in the best interest of the Company. Currently, compensation paid under the President's Incentive Plan and compensation attributable to options and SARs granted under the Option Plan (if granted at no less than fair market value) are intended to qualify as performance-based compensation under Section 162(m) of the Code.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

 Base Salary

  The Committee set Mr. Johnson's salary for fiscal 1996 at a level that the Committee, in its discretion, determined was commensurate with services rendered to the Company. The Committee also considered Mr. Johnson's overall contribution to the Company's continued performance and competitiveness within the cable and media industry as well as his guidance in soundly positioning the Company for future competitive participation in a changing industry.

 Incentive and Other Cash Bonuses

  The Committee determined that for fiscal 1996, an incentive award would be payable to Mr. Johnson if specified increases in net income, earnings per share and EBITDA were achieved. During fiscal 1996, each of the performance goals was exceeded. Based on these results, the Committee awarded Mr. Johnson a total bonus of $278,091 under the President's Incentive Plan for his performance during fiscal 1996. In addition, the Committee awarded Mr. Johnson a Christmas bonus in the amount of $11,250.

 Equity Based Incentives

  There were no equity based incentives granted by the Committee to Mr. Johnson during fiscal 1996.

                             COMPENSATION COMMITTEE

                            Herbert P. Wilkins, Sr.
                                Delano E. Lewis

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, Herbert P. Wilkins, Sr. and Delano E. Lewis served as members of the Company's Compensation Committee. Mr. Wilkins has also served as a member of the board of directors of BET, a wholly-owned subsidiary of the Company since 1983. In addition to serving on the Company's Compensation Committee, Mr. Wilkins also serves on the Company's Audit Committee.

  Mr. Wilkins also serves as a director of TCI Great Lakes, Inc., one of TCI's six regional operating companies, and is also a director and stockholder of DCI.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH CABLE AFFILIATES

  LMC BET, Inc. (a wholly-owned subsidiary of Liberty), one of the Company's shareholders, is an affiliate of TCI. TCI controls a number of cable affiliates with which BET has entered into affiliation agreements pursuant to which such cable affiliates carry the BET Cable Networks. BET's affiliation agreements with both related and unrelated cable affiliates are substantially similar. The Company earned approximately $12,936,130 from cable operators affiliated with Liberty in fiscal 1996. These affiliates accounted for approximately 25.33% of BET Cable Network's subscribers and 9.4% of subscriber fee revenues in fiscal 1996. In addition, Mr. Johnson, who is a stockholder and director of the Company, and Mr. Wilkins, who is a director of the Company, are also directors and stockholders of DCI, the cable system serving Washington, D.C. DCI is operated by Satellite Services, Inc. ("SSI"), an affiliate of Liberty, with whom BET has an affiliation agreement. DCI offers BET Cable Network programming to its subscribers. A pro rata portion of the subscriber fee revenues received by BET under its contract with SSI is attributable to the carriage of the BET Cable Network by DCI.

LOANS TO MANAGEMENT

  In December 1991 and May 1992, the Company made loans to Mr. Ebron, an executive officer of the Company, in the amounts of $75,000 and $100,000, respectively. The loans bear interest at a rate of 5% per annum, payable monthly, and were originally due on August 1, 1995. The largest amount outstanding during fiscal 1996 was $118,699.49. As of July 31, 1996 $111,708.78 (including accrued and unpaid interest) was outstanding under the loan. The Company has granted Mr. Ebron an extension for the repayment of the loans which requires annual payments of approximately $50,000 during fiscal years 1996, 1997 and 1998.

AGREEMENTS WITH RELATED PARTIES

  In February 1994, BET Films, Inc., a subsidiary of the Company, and QE + Limited, an indirect wholly-owned subsidiary of TCI, entered into a partnership agreement establishing BET Film Productions, a joint venture which plans to develop, produce and distribute motion pictures targeted primarily to minority audiences. Under the joint venture agreement, each of the parties owns a one-third interest in the joint venture and has agreed to contribute up to $5 million as a capital contribution to the joint venture. To date $3,148,078 has been funded by the Company towards the capital contribution obligation for the joint venture.

  On November 1, 1995, the Company entered into an agreement with Time Warner Entertainment Company, L.P., the then beneficial owner of 1,518,300 shares of Class A Stock and 1,518,300 shares of Class B Stock which were held of record on October 16, 1995 by Time Warner, Inc.'s wholly-owned subsidiary TW/BET Holding, Co. and subsequently assigned to Time Warner Entertainment Company, L.P, a partnership controlled by Time Warner, Inc., with respect to the purchase by the Company of all such Common Stock, at a price per share equal to the average of the daily closing prices of the Class A Stock over the sixty
(60) trading days immediately preceding the execution of the agreement. The transaction closed in December, 1995. Simultaneously with the execution of the purchase agreement, the Company entered into a non-competition agreement with Time Warner, Inc. generally restricting Time Warner Inc. and its affiliates for a limited time from engaging in the provision of a basic cable television program service primarily targeted to Black audiences.

  During December 1995, the Company entered into a loan agreement with R&S PCS, Inc., an entity wholly owned by the Company's Chairman and Chief Executive Officer, Robert L. Johnson, whereby the Company agreed to loan R&S PCS, Inc. up to $10 million on a revolving basis. Loan advances bear interest at the prime lending rate plus 2% and are secured by 40,000 shares of the Company's common stock owned by Mr. Johnson. The largest amount outstanding during fiscal 1996 was $5,335,669. At July 31, 1996, advances aggregating $3.3 million were outstanding. As of July 31, 1996 $3,584,020 (including accrued and unpaid interest) was outstanding under the loan. Substantially all loan advances were used by R&S PCS, Inc. to establish eligibility to participate in the Broadband PCS C Block Auction in which R&S PCS, Inc. was a successful bidder. The Company is currently engaged in negotiations to acquire an equity interest in R&S PCS, Inc.

AGREEMENT AMONG STOCKHOLDERS

  There is a shareholders' agreement among the Company, Mr. Johnson, TW/BET and LMC BET, Inc. pursuant to which Mr. Johnson, TW/BET and LMC BET, Inc. would have certain rights to require that the Company file a registration statement with the Securities and Exchange Commission (the "Commission") to permit them to effect a public offering of their shares of Class A Stock. In December 1995, the Company repurchased all of the Class A and Class B Common Stock owned by TW/BET at that time.

  Pursuant to the agreement between the Company and the remaining holders of such registration rights, the holders may under certain circumstances request registration of their shares of Class A Stock and, subject to certain minimum size conditions, the Company generally will be required to use its best efforts to effect any such registration on demand. The Company is not generally required to effect more than two such demand registrations for each such holder of Class B Stock and each such holder of Class C Stock. The holders of Class B Stock and the holders of Class C Stock also have certain "piggyback" rights that require the Company to notify them and to include all of the shares of Class A Stock requested to be included by such holders in any registration statement that the Company proposes to file with the Commission to register any of its securities, either for its own account or for the account of other stockholders, with certain exceptions.

  Subsequently, the Company has further agreed to pay certain costs associated with registering the shares of Class A Stock of such shareholders (other than expenses of counsel and experts retained by such shareholders and expenses of underwriting that are customarily paid by selling shareholders, such as underwriting commissions attributable to shares being sold by such shareholders).

  In addition, each of such shareholders (a) has the right to designate one nominee to the Board as long as such shareholder holds at least 1,500,000 shares of either Class B Stock or Class C Stock and (b) has agreed to use his or its best efforts to cause the election of each other such shareholder's nominee.

                        PROPOSAL TO ADOPT THE COMPANY'S
                       1997 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL NO. 2

  The Company seeks shareholder approval of the BET Holdings, Inc. 1997 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), a copy of which is attached hereto as Appendix A. The Board of Directors of the Company (the "Board of Directors"), at its meeting held on September 25, 1996, unanimously adopted resolutions approving the Employee Stock Purchase Plan, provided that shareholders approve the plan within 12 months of the date of its adoption.

  The Purpose of the Employee Stock Purchase Plan is to give employees of the Company and its eligible United States subsidiaries an opportunity to purchase Common Stock of the Company, par value $.02 per share (the "Common Stock"), through payroll deductions. The Employee Stock Purchase Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended or Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  The following is a summary of the material features of the Employee Stock Purchase Plan.

SHARES RESERVED FOR THE PLAN

  Subject to adjustment under the anti-dilution provisions discussed below, 150,000 shares of Common Stock have been reserved for issuance under the Employee Stock Purchase Plan.

PLAN ADMINISTRATION

  The Employee Stock Purchase Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee") or such other committee as appointed by the Board of Directors. The Committee shall have the authority to interpret the Employee Stock Purchase Plan, to prescribe, amend and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable in administering the plan. The Committee's interpretations and decisions with respect to the Employee Stock Purchase Plan are final and binding upon all relevant persons. All costs and expenses incurred in connection with the administration of the Employee Stock Purchase Plan are paid by the Company. The Committee is currently comprised of Messrs. Wilkins and Lewis.

ELIGIBILITY

  Each employee of the Company and each United States subsidiary (excluding highly compensated employees (as defined in Section 414(q) of the Code) and employees owning 5% or more of the Company's Common Stock) who has completed at least one year of service with the Company (continuous or otherwise) prior to the plan year in which participation is to commence is eligible to participate in the Employee Stock Purchase Plan. Overall, approximately 480 employees are eligible to participate in the plan during the plan year commencing on January 1, 1997.

  Participation by eligible employees is voluntary; an eligible employee who elects to participate in the Employee Stock Purchase Plan must execute a stock purchase agreement in the form approved by the Committee and thereafter may withdraw at any time, without penalty or loss of benefits, by filing an appropriate notice of withdrawal.

STOCK PURCHASES

  Each participant shall direct the Company or applicable subsidiary during the enrollment period just prior to the beginning of a plan year to deduct from 1% to 15% of his or her eligible compensation (as defined in the plan) for the purpose of purchasing Common Stock under the Employee Stock Purchase Plan.

  Each participant's payroll deduction is used to fund his or her non-interest bearing stock purchase account under the Employee Stock Purchase Plan. On the Friday immediately preceding the 15th day of the month following the end of each calendar quarter (each, an "Investment Date"), all amounts credited to each participant's stock purchase account are automatically used to purchase the number of whole and fractional shares of Common Stock determined by dividing the amount of his or her payroll deductions by the purchase price for each share of Common Stock. The purchase price for each share of Common Stock shall be 85% of the fair market value (as defined in the plan) of such share on the Investment Date. If participants are entitled to purchase a greater number of shares than the number of reserved shares remaining available for purchase, the reserved shares remaining shall be sold on a pro rata basis.

LIMITATION ON PURCHASES

  Purchases will not be made under the Employee Stock Purchase Plan on behalf of any participant to the extent they will exceed $25,000 in aggregate market value (as described in the plan) in any calendar year or will cause the participant to own 5% or more of the total combined voting power or value of all of the classes of stock of the Company or any subsidiary of the Company.

RIGHTS AS A STOCKHOLDER

  At the time funds are used to purchase Common Stock under the Employee Stock Purchase Plan, the participant shall have all of the rights and privileges of a stockholder of the Company with respect to whole shares purchased under the plan whether or not certificates representing such shares have been issued.

  A participant's rights under the Employee Stock Purchase Plan are not transferable, except by will and the laws of descent and distribution.

ANTI-DILUTION PROVISIONS

  The aggregate number of shares of Common Stock reserved for purchase under the Employee Stock Purchase Plan, and the calculation of the purchase price per share, shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares.

EFFECT OF CERTAIN TRANSACTIONS

  In the event of the dissolution or liquidation of the Company, the plan year will terminate immediately prior to the consummation of such action, unless otherwise provided by the Committee.

AMENDMENTS

  The Board of Directors may at any time amend the Employee Stock Purchase Plan in any respect; provided, however, that the plan may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans set forth in Section 423 of the Code, including stockholder approval, if required.

PLAN TERMINATION

  The Employee Stock Purchase Plan shall terminate (a) on the date on which participants are entitled to purchase a greater number of shares than the number remaining available for purchase or (b) at any time, at the discretion of the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

  The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code, and to comply with the provisions of Sections 421 and 424 of the Code and the rules and regulations issued thereunder.

  Under the Code as currently in effect, a participant will not be deemed to have received income, nor will the Company be entitled to a deduction, upon the participant's acquisition of Common Stock pursuant to the Employee Stock Purchase Plan. A participant who acquires shares under the plan will, however, be taxable as of the earliest of the year in which he or she sells or otherwise disposes of such shares, or the year of the participant's death.

  In the event that a participant sells shares acquired under the Employee Stock Purchase Plan more than two years after the first day (the "Offering Date") of the six-month period in which such shares were acquired, the participant is taxed at ordinary income rates in the year of the sale on the lesser of: (1) the excess of the market value on the applicable Offering Date over the price paid for such shares, or (2) the amount by which the proceeds of the sale exceed the participant's purchase price for such shares. In addition, the participant will have a long-term capital gain or loss equal to the difference, if any, between the proceeds of sale and his or her basis in the shares sold (the purchase price plus any ordinary income realized). The Company will not be entitled to any tax deduction with respect to a sale by a participant after the two-year period referred to above.

  In the event that a participant sells shares within two years of the applicable Offering Date, the participant will be taxed at ordinary income rates in the year of the sale on the amount by which the market value of the shares on the applicable Exercise Date exceeded the purchase price paid by the participant and the Company will be entitled to a corresponding deduction. In addition, the participant will also, generally, be taxable for the capital gain or loss (long-term or short-term depending upon the length of the holding period) equal to the difference between the proceeds of the sale and the participant's basis in the shares sold (the purchase price plus any ordinary income realized).

NEW PLAN BENEFITS

  It is not possible to determine how many eligible employees will participate in the Employee Stock Purchase Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of Common Stock that will be distributed under the Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL TWO.
                                                             ---

                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

PROPOSAL NO. 3

  The Board of Directors has appointed Price Waterhouse, L.L.P., as the Company's independent accountant for the fiscal year ending July 31, 1997, subject to shareholder ratification. The firm of Price Waterhouse, L.L.P., has served as the Company's independent accountants since fiscal 1989. The Board of Directors of the Company recommends the ratification of the appointment of Price Waterhouse, L.L.P., as the independent accountants for the fiscal year ending July 31, 1997.

  A representative of Price Waterhouse is expected to attend the Annual Meeting and will be given an opportunity to make a statement if he so desires, and will be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL THREE
                                                             ---

                                OTHER BUSINESS

  The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than as set forth in this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

  The Company's 1996 Annual Report to shareholders is being furnished with this proxy material to shareholders of record as of October 28, 1996.

                      SECTION 16(A) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and certain shareholders, the Company believes that its executive officers, directors and greater than ten percent (10%)
beneficial owners complied with all applicable Section 16(a) filing requirements, except Curtis Symonds who filed one late Form 4 to report one transaction of a stock option grant during the year.

                            SHAREHOLDERS PROPOSALS

  Any shareholder of the Company who wishes to present a proposal at the 1997 Annual Meeting of Shareholders of the Company, and who wishes to have such proposal included in the Company's proxy statement for that meeting must deliver a copy of such proposal to the Company at One BET Plaza, 1900 W Place, N.E., Washington, D.C. 20018 to Celeste M. Moy, the Assistant Corporate Secretary, no later than July 10, 1997.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE, BY WRITTEN REQUEST ADDRESSED TO BET HOLDINGS, INC., INVESTOR RELATIONS DEPARTMENT, ONE BET PLAZA, 1900 W PLACE, N.E., WASHINGTON, D.C. 20018.

                                                                     APPENDIX A

                              BET HOLDINGS, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN

1. DEFINITIONS.

  "Account" means an Employee Stock Purchase Plan (Blueprint SM) account maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Subsidiary of Merrill Lynch & Co., Inc.

  "BET" means BET Holdings, Inc., a Delaware corporation.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the Compensation Committee of the Board of Directors of BET or any other committee appointed by the Board of Directors to administer the Plan and to perform the functions set forth herein.

  "Common Stock" means BET Common Stock, par value $.02 per share.

  "Current Eligible Compensation" for any pay period means the gross amount of Eligible Compensation with respect to which net amounts are actually paid in such pay period.

  "Eligible Compensation" means base salary, asset gathering compensation, adjusted compensation, incentive compensation, overtime, bonuses, and/or other regular payments, unless otherwise determined by the Committee. Eligible Compensation does not include any payments for shift differential, reimbursement for expenses, deferred profit-sharing distributions, deferred compensation, or other non-regular payments unless otherwise determined by the Committee.

  "Eligible Employee" means employees eligible to participate in the Plan pursuant to the provisions of Section 5.

  "Fair Market Value" means the mean of the high and low sales prices of a share of Common Stock on the New York Stock Exchange on the date in question or, if the Common Stock shall not have been traded on such exchange on such date, the mean of the high and low sales prices on such exchange on the first day prior thereto on which the Common Stock was so traded or such other amount as may be determined by the Committee by any fair and reasonable means.

  "Investment Date" means the Friday immediately preceding the 15th day of the month following the end of each calendar quarter.

  "Participating Employee" means an employee (i) for whom payroll deductions are currently being made or (ii) for whom payroll deductions are not currently being made because he or she has reached the limitation set forth in Section 7.

  "Plan" means this BET Holdings, Inc. 1996 Employee Stock Purchase Plan.

  "Plan Year" means a calendar year.

  "Regular Paycheck" means bi-weekly, limited hour, and monthly base salary paychecks.

  "Subsidiary" means any United States corporation not excluded by the Committee, in its sole discretion, of which BET owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

2. PURPOSE OF THE PLAN.

  The purpose of the Plan is to secure for BET and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of BET and its Subsidiaries. The Plan is intended to comply with the provisions of Sections 421, 423 and 424 of the Code and the Plan shall be administered, interpreted and construed in accordance with such provisions.

3. SHARES RESERVED FOR THE PLAN.

  There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 150,000 shares of Common Stock, subject to adjustment as provided in Section 13. Shares subject to the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by BET. If and to the extent that any right to purchase reserved shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 13).

4. ADMINISTRATION OF THE PLAN.

  The Plan shall be administered, at the expense of BET, by the Committee. The Committee consists of not less than two (2) members of the Board of Directors who are not officers or in the employ of BET, who are not eligible, and for a period of one year prior to the commencement of their service on the Committee have not been eligible, to participate in the Plan, who are non-employee directors within the terms of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and who shall serve at the pleasure of the Board of Directors. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons.

5. ELIGIBLE EMPLOYEES.

  All employees of BET and each United States Subsidiary shall be eligible to participate in the Plan, provided that each of such employees

    (a) is not in a group of key employees that, pursuant to Section 423(b)(4)(D) of the Code, the Committee determines to be ineligible to participate in the Plan; and

    (b) has been employed by BET and/or any Subsidiary (or any predecessor thereof) for a period of at least one year (continuous or otherwise) prior to the Plan Year during which participation is to commence; and

    (c) in the case of an officer of BET, as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended, has completed at least 1,000 hours of service during the year prior to the Plan Year during which participation is to commence; and

    (d) does not own, immediately after the right is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of BET or of a Subsidiary.

  In determining stock ownership under this Section 5, the rules of Section 424(d) of the Code shall apply and stock that the employee may purchase under outstanding options shall be treated as stock owned by the employee. Eligible Employees who have been or will be laid off or retired on the first day of a Plan Year cannot participate in such Plan Year.

6. ELECTION TO PARTICIPATE AND PAYROLL DEDUCTIONS.

  Each Eligible Employee may elect to participate in the Plan during the enrollment period just prior to the beginning of a Plan Year.

  Each Eligible Employee may elect a payroll deduction of from 1% to 15% of Current Eligible Compensation from each paycheck, in increments of 1% (i.e., 1%, 2%, 3%, etc). Such annual dollar amount shall be divided by the number of Regular Paychecks in the Plan Year from which payroll deductions are to be made and the result shall be deducted from each Regular Paycheck. If any such payroll deduction would exceed the amount of any of a Participating Employee's Regular Paychecks, such Participating Employee may make a direct payment by personal check in the amount of such excess. A Participating Employee may not change the manner of payroll deduction (i.e., percentage vs. dollar amount) during a Plan Year.

  Elections under this Section 6 are subject to the limits set forth in
Section 7. All payroll deductions shall be credited, as promptly as practicable, to an account in the name of the Participating Employee and may be used by BET for any corporate purpose.

  Unless he or she elects otherwise during the enrollment period for the Plan Year, an Eligible Employee who is a Participating Employee on the day before a Plan Year commences will be deemed (i) to have elected to participate in such Plan Year and (ii) to have authorized the same type of payroll deduction (i.e., percentage or dollar amount) for such Plan Year as in effect for such employee on the day before such Plan Year commences. That payroll deduction will be the same percentage deduction currently in effect for such employee.

  A Participating Employee may at any time cease participation in the Plan by filing the required form with BET. The cessation will be effective as soon as practicable, whereupon no further payroll deductions shall be made, and payroll deductions not theretofore invested shall be invested as provided in
Section 9. Any Participating Employee who ceases to participate may elect to participate in a subsequent Plan Year, if then eligible. A Participating Employee may at any time during the Plan Year (but not more than four times) decrease his or her payroll deductions by filing the required form with BET, which decrease shall become effective with the first pay period of the first succeeding calendar quarter to which it may be practicably applied.

7. LIMITATION ON ELIGIBILITY

  Notwithstanding any provisions of the Plan to the contrary, no employee shall be eligible to participate during a Plan Year (i) if such employee (or any other person whose stock would be attributed to such Employee pursuant to
Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of BET or of any Subsidiary of BET, or (ii) if such employee's right to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of BET and its Subsidiaries accrues at a rate that exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such option is granted) for any calendar year.

8. PURCHASE PRICE.

  The purchase price for each share of Common Stock shall be eighty-five percent (85%)/1/ of the Fair Market Value of such share on the Investment Date/2/.
--------
/1/ This is the smallest percentage allowed by law, but a greater percentage is also acceptable.
/2/ The Company could also use the lesser of a) 85% of the FMV on the first day of the quarter or b) 85% of the FMV on the last day of the quarter.

9. METHOD OF PURCHASE AND INVESTMENT ACCOUNTS.

  As of each Investment Date, each Participating Employee shall be offered the right to purchase, and shall be deemed, without any further action, to have purchased, the number of whole and fractional shares of Common Stock determined by dividing the amount of his or her payroll deductions not theretofore invested by the purchase price as determined in Section 8. All such shares shall be maintained in separate Accounts for the Participating Employees.

10. ACCOUNTS.

  Each Account may be in the name of the Participating Employee.

11. RIGHTS AS A STOCKHOLDER.

  At the time funds from a Participating Employee's payroll deductions account are used to purchase the Common Stock, he or she shall have all of the rights and privileges of a stockholder of BET with respect to whole shares purchased under the Plan whether or not certificates representing full shares have been issued.

12. RIGHTS NOT TRANSFERABLE.

  Rights granted under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution and are exercisable during his or her lifetime only by him or her.

13. ADJUSTMENT IN CASE OF CHANGES AFFECTING THE COMMON STOCK.

  In the event of a subdivision of outstanding shares of Common Stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under this Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Board of Directors. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event, subject to the limitations of Section 424 of the Code.

  In the event of a change in capitalization of BET, the Committee shall conclusively determine the appropriate adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Common Stock that have been authorized for issuance under the Plan but have not been purchased under the Plan (or are not scheduled to be purchased during the current Plan Year), as well as the price per share of Common Stock scheduled to be purchased during the current Plan Year under the Plan. In the event of the dissolution or liquidation of BET, the Plan Year will terminate immediately prior to the consummation of such action, unless otherwise provided by the Committee.

14. RETIREMENT, TERMINATION AND DEATH.

  In the event of a Participating Employee's retirement or termination of employment during a Plan Year, the amount of his or her Payroll Deductions not theretofore invested shall be refunded to him or her, and in the event of his or her death shall be paid to his or her estate, any such refund or payment to be made as soon as practicable after the next Investment Date.

15. AMENDMENT OF THE PLAN.

  The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required.

16. TERMINATION OF THE PLAN.

  The Plan and all rights of employees hereunder shall terminate:

    (a) on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

    (b) at any time, at the discretion of the Board of Directors.

  In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be sold to Participating Employees on a pro rata basis.

17. EFFECTIVE DATE OF THE PLAN.

  The Plan shall be effective as of      . 199 , subject to the approval of
the Plan by the Stockholders of BET within 12 months before or after      ,
199 , the date the Plan was adopted.

18. GOVERNMENTAL AND OTHER REGULATIONS.

  The Plan, and the grant and exercise of the rights to purchase shares hereunder, and BET's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable Federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for BET, be required.

        -----
        -----

PROPOSALS OF THE BOARD OF DIRECTORS: The Directors recommend a vote "FOR" Items 1, 2 and 3.

1.  Election of Directors:  FOR all nominees      WITHHOLD AUTHORITY to vote
                            listed below     [_]  for all nominees   [_]
                                                  listed below.

                            EXCEPTIONS  [_]

    Nominees:  Peter R. Barton, Herbert P. Wildns, Sr.
    INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.)
    "Exceptions
               -----------------------------------------------------------------
2.  Approval of the Company's 1997 Employee Stock Purchase Plan.

    FOR [_]                         AGAINST [_]                ABSTAIN [_]

3. RATIFICATION OF APPOINTMENT OF PRICE WATERHOUSE as the independent accountants of BET Holdings, Inc. for fiscal year ending 1997.

    FOR [_]                         AGAINST [_]                ABSTAIN [_]


In their discretion, the Proxies are             Change of Address
authority to vote upon such other business       and or Comments
as may properly come before the meeting.         Mark Here                [_]


                                                 (Please sign exactly as name
                                                  appears on the left.)

                                                 Dated:                  , 1996
                                                       ------------------

                                                 -------------------------------
                                                          Signature

                                                 -------------------------------
                                    -------          Spouse if held jointly

                                                 Votes MUST BE indicated
                                                 (X) in Black or Blue ink.  [X]
Sign, Date and Return this Proxy Card Promptly
Using the Enclosed Envelope.



                              BET HOLDINGS, INC.

                                   P R O X Y

                             CLASS A COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert L. Johnson and Debra L. Lee, or either of them, each with full power of substitution, as proxies of the undersigned to vote, as designated on the reverse side hereof, all shares of Common Stock of BET Holdings, Inc. held of record by the undersigned on October 28, 1996, at the Annual Meeting of Shareholders to be held at the Marriott Hotel, 700 West Convention Way, Anaheim, California on December 12, 1996 at 9:00 A.M., Pacific Standard Time, and at any adjournment thereof.

     This Proxy will be voted FOR items (1), (2) and (3) unless a contrary choice is specified.

                                    (Continued and to be signed on reverse side)


                                                BET HOLDINGS, INC.
                                                P.O. BOX 11101
                                                NEW YORK, N.Y. 10203-0107